EXHIBIT 99.2

AMENDED ITEM 6. SELECTED FINANCIAL/DATA OF MMC'S ANNUAL REPORT ON 10-K FOR THE YEAR ENDED DECEMBER 31, 2004

For the Years Ended December 31, (In millions except per share figures)	2004	2003	2002	2001	2000	Compound Growth Rate 1999-2004

Revenue:
Service Revenue	$ 11,959	$ 11,444	$ 10,321	$ 9,968	$ 10,187	6%
Investment Income (Loss)	200	100	67	(142)	76

Total Revenue	12,159	11,544	10,388	9,826	10,263	6%

Expenses:
Compensation and Benefits	6,714	5,926	5,199	4,877	4,941	8%
Other Operating Expenses	3,828	3,112	2,915	3,186	3,143	4%
Regulatory and Other Settlements	969	10	--	--	--

Total Expenses	11,511	9,048	8,114	8,063	8,084	8%

Operating Income	648 (b)	2,496	2,274	1,763 (a)	2,179	(15)%
Interest Income	21	24	19	23	23
Interest Expense	(219)	(185)	(160)	(196)	(247)

Income Before Income Taxes and Minority Interest	450	2,335	2,133	1,590	1,955	(19)%
Income Taxes	259	770	747	599	753
Minority Interest, Net of Tax	15	25	21	17	21

Net Income	$ 176	$ 1,540	$ 1,365	$ 974	$ 1,181	(25)%

Basic Net Income Per Share Information:
Net Income Per Share	$ .33	$ 2.89	$ 2.52	$ 1.77	$ 2.18	(25)%
Average Number of Shares Outstanding	526	533	541	550	543

Diluted Net Income Per Share Information:
Net Income Per Share	$ .33	$ 2.81	$ 2.45	$ 1.70	$ 2.05	(24)%
Average Number of Shares Outstanding	535	548	557	572	569

Dividends Paid Per Share	$ 1.30	$ 1.18	$ 1.09	$ 1.03	$ .95	9%
Return on Average Stockholders' Equity	3%	29%	27%	19%	25%
Year-end Financial Position:
Working capital	$ 152	$ 189	$ (199)	$ (622)	$ (855)
Total assets	$ 18,337	$ 15,053	$ 13,855	$ 13,769	$ 14,144
Long-term debt	$ 4,691	$ 2,910	$ 2,891	$ 2,334	$ 2,347
Stockholders' equity	$ 5,056	$ 5,451	$ 5,018	$ 5,173	$ 5,228
Total shares outstanding (excluding
treasury shares)	527	527	538	548	552
Other Information:
Number of employees	63,900	60,400	59,400	57,800	57,000
Stock price ranges
U.S. exchanges- High	$ 49.69	$ 54.97	$ 57.30	$ 59.03	$ 67.85
- Low	$ 22.75	$ 38.27	$ 34.61	$ 39.70	$ 35.25

(a) Includes charges related to September 11 and restructuring costs of $396 million.
(b) Includes restructuring costs of $337 million.

See Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of significant items affecting the results of operations in 2004 and 2003.